EMR Technology Solutions, Inc. - 10-12G/A

Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is entered into as of September 23, 2016, among FIRST MEDICAL SOLUTIONS CORPORATION, a Florida Corporation (“FMS”), DENIS SALINS (the “FMS Shareholder”) and EMR TECHNOLOGY SOLUTIONS, INC., a Nevada corporation (“EMR”).

WHEREAS, the respective Board of Directors of EMR and all of the shareholders of FMS desire that FMS should be acquired by way of a purchase of all of the issued and outstanding shares of FMS (the “Purchase”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed as follows:

ARTICLE I

THE PURCHASE

1.1          Purchase and Sale of Stock. In exchange for the consideration specified herein, including, without limitation, the payment of the Purchase Price herein, and subject to the terms and conditions of this Agreement, EMR agrees to purchase, acquire and assume from FMS Shareholders and the FMS Shareholder agrees to sell, assign, transfer, convey and deliver to EMR, all right, title and interest in and to the FMS Shareholder’s shares.

1.2          Delivery of Possession and Instruments of Transfer. At the Closing, the FMS Shareholder shall deliver to EMR possession of all certificates representing all of the outstanding and issued shares of stock in FMS (the “Shares”), duly endorsed in blank or accompanied by duly executed stock powers with signatures notarized, and such other instruments of transfer reasonably requested by and satisfactory to EMR and its counsel for consummation of the transactions contemplated under this Agreement and as are necessary to vest in EMR, all right, title and interest in and to the Shares free and clear of any lien, encumbrance, security agreement, equity, option, claim, charge or restriction, other than restrictions imposed by federal or state securities laws.

1.3          Satisfaction of Certain Liabilities. Notwithstanding anything to the contrary contained herein, FMS acknowledges that although EMR is acquiring all of the outstanding capital stock of the FMS Shareholder, the FMS Shareholder has agreed that, upon the Closing Date, FMS shall have no liabilities other than the liabilities set forth on the Financial Statements dated August 31, 2016 or arising thereafter in the ordinary course of business

1.4          Closing. The closing (the “Closing”) of the purchase and sale provided for in this Agreement shall take place simultaneously with the execution of this Agreement. The closing of the Purchase (the “Closing”) will take place through the electronic and overnight delivery of documents and the wire transfer of funds, on the later of one (1) business day following the satisfaction or waiver of the conditions precedent set forth in Article V, or at such other date as the parties shall all agree (the “Closing Date”).

1.5          Purchase Price, Earn Out, and Working Capital and Convertible Note Adjustment.

a.            Purchase of Shares. On the Effective Date, EMR shall purchase all of the FMS Shares from the FMS Shareholder for the sum of One Million Dollars ($1,000,000) paid and/or satisfied upon the following terms:

b.            At Closing, the FMS Shareholder shall be paid the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) in cash;

c.            At Closing, the FMS Shareholder shall be issued 50,000 shares of the common stock of EMR;

d.            At Closing, EMR shall issue a Convertible Promissory Note (the “Note”) in the principal amount of Seven Hundred Thousand Dollars ($700,000.00) payable to the FMS Shareholder.

e.            The Note shall be repaid as follows:

(1)	During the first twenty-four (24) months immediately following the Closing, EMR shall make interest-only payments to the holder(s) of the Note, such payments to be made quarterly in arrears, in cash, at an annual interest rate of ten (10%) percent;

(2)	Commencing on the twenty-fifth (25th) month, the Note shall be completely amortized over the next twelve (12) months, with payments of principal and interest to be made in four equal quarterly payments in arrears, in cash.

(3)	As additional consideration for the purchase of the FMS Shares, EMR shall pay to the FMS Shareholder an amount equal to fifteen percent (15%) of the Net Revenues, defined as gross revenues less any commissions paid to any third parties, for a period of thirty-six (36) months, for contracts entered into by EMR with New Clients signed within one hundred twenty (120) days after the Closing (the “Commission Payments”). “New Clients” shall mean those clients, which have entered into contracts with EMR as a result of endorsements from medical associations given to EMR. EMR shall use its best efforts to enter into contracts with New Clients within a commercially reasonable time after they have been demoed and have agreed upon a price quote for the service. EMR shall pay the Commission Payments to the FMS Shareholder by the 45th day after the end of each month for which payments have been received by EMR from the New Clients. The FMS Shareholder shall have the right to periodically inspect the books and records of EMR in order to verify the calculation of the Commission Payments.

(4)	As further consideration for the purchase of the FMS Shares, EMR shall pay to the FMS Shareholder an amount equal to seven and one-half percent (7.5%) of the Net Revenues, as previously defined, for a period of thirty-six (36) months, for contracts entered into by EMR with New Clients signed within twelve (12) months following the initial 120 day period described in Section 1.4a(2) above (the “Additional Commission Payments”). EMR shall use its best efforts to enter into contracts with New Clients within a commercially reasonable time after they have been demoed and have agreed upon a price quote for the service. EMR shall pay the Additional Commission Payments to the FMS Shareholder by the 45th day after the end of each month for which such Commission Payments have been received by EMR from the New Clients. The FMS Shareholder shall have the right to periodically inspect the books and records of EMR in order to verify the calculation of the Additional Commission Payments.

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1.6          Source Code Escrow. At or before the Closing, EMR, the FMS Shareholder, and EscrowTech International, Inc. (the “Escrow Agent”) shall have executed and delivered a Technology Escrow Agreement (the “Escrow Agreement”), in the form attached hereto as Exhibit “A”, pursuant to which EMR, on behalf of FMS, deposits a copy of the Source Code (the “Deposit Materials”) with the Escrow Agent to be held by the Escrow Agent as hereinafter provided as security for payment and performance of the Note and EMR’s obligation to make Commission Payments under Sections 1.4 (e) (3) and 1.4 (e) (4) .. “Source Code” shall mean all source code, programming code, programing instructions, programing statements, programming text containing declarations, instructions, functions, loops, declarations, notes, scripts, files and other statements that tells a computer program how to function, which was created by or on behalf of FMS, and owned by FMS prior to the Closing.

1.7          Release Provisions. The Escrow Agreement shall provide that the Deposit Materials shall be released in accordance with the following procedures:

a.            The Escrow Agent shall hold the Deposit Materials until the entire principal balance and all accrued interest due under the Promissory Note is satisfied in full and those certain obligations of EMR to pay commissions to the FMS Shareholder pursuant to Sections 1.4 (e) (3) and 1.4 (e) (4) of this Agreement are satisfied in full. Upon the satisfaction of said obligations, the Deposit Materials shall be delivered by the Escrow Agent to EMR and no copies thereof shall be retained by EscrowTech.

b.            An “Event of Default” means the failure of EMR to fulfill its aforementioned obligations under Section 1.7 which would entitle the FMS Shareholder to commence an action or to take steps to realize on any security for the payment of any of the aforementioned obligations after the expiration of any applicable cure period.

c.            Upon the occurrence of an Event of Default, and subject to the terms more particularly set forth in the Escrow Agreement, the FMS Shareholder shall be entitled to a release of the Deposit Materials and shall have the right to possess, collect, license, use, and/or sell the Deposit Materials, or any part thereof and the FMS Shareholder shall also be released from any prohibitions, restrictions, and/or covenants not to compete with the business of EMR and/or FMS.

1.8          Working Capital Adjustment. The Note shall subject to a downward adjustment, calculated as follows:

a.            In connection with the Purchase, EMR will assume limited liabilities of FMS. The limited liabilities shall be trade accounts payable and accrued expenses not to exceed the Current Assets of FMS at closing, that is, a one to one ratio (1:1) of Current Assets to Total Liabilities. (Total liabilities shall not include shareholder loans any of which will be satisfied on or before closing and not assumed by the Buyer).

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b.            A downward adjustment shall be made to the Note in a sum equal to the amount by which the Total Liabilities exceed the Current Assets. A final reconciliation of the Total Liabilities and Current Assets shall be made within ninety (90) days of the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FMS

Except as set forth in the schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, FMS, and the FMS Shareholder hereby represents and warrants to EMR, as of the date of this Agreement and as of the Effective Time, as follows:

2.1          Organization, Standing, Power and Authority. FMS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. FMS has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. FMS is duly qualified to do business as a foreign corporation doing business in each state in which it transacts business and where the failure to be so qualified and in good standing would have a material adverse effect on FMS or its business. FMS does not have an ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock). The execution and delivery of this Agreement, the execution and delivery of each Closing Document to which FMS is a party, and the performance by FMS of its obligations thereunder, are within the powers of FMS, and have been authorized by all necessary action properly taken, have received all necessary governmental approvals, if any were required, and do not contravene or conflict with any current provision of any material law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the Articles of Incorporation, By-Laws Shareholder Agreement of FMS or any agreement binding upon FMS The FMS Shareholder and Officer executing this Agreement and Closing Documents are duly authorized to act on behalf of FMS.

2.2          Capitalization. There are 10,000 shares of capital stock of FMS authorized, consisting entirely of common stock, no par value. As of the date of this Agreement, there are 10,000 FMS Shares issued and outstanding. No FMS Shares have been reserved for issuance to any person, and there are no outstanding rights, warrants, options or agreements for the purchase of FMS Shares. All outstanding FMS Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other applicable laws.

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2.3          Financial Statements.

a.            FMS has made available to EMR copies of its unaudited financial statements for the year ended December 31, 2015, and its unaudited financial statements for the six (6) months ended June 30, 2016 (collectively, “FMS Financial Statements”). The FMS Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such financial statements present the financial position of FMS as at the dates thereof and the results of its operations and its cash flows for the periods then ended.

b.            Except as disclosed in the FMS Financial Statements or on Schedule 2.3 hereof, there has been no material change in the financial condition, operations or business of FMS since June 30, 2016.

c.            Except as otherwise disclosed in the FMS Financial Statements, FMS does not have any material liabilities.

2.4          Intellectual Property And Intangible Assets. FMS has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business, including but not limited to the Source Code referred to in Article 1.6 of this Agreement. No rights of any other person are violated by the use by FMS of the intellectual property. Except as set forth on Schedule 2.4, none of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

2.5          Litigation. There is no action, suit, investigation, audit or proceeding pending against, or to FMS’s knowledge threatened against or affecting, FMS or any of its assets or properties before any court or arbitrator or any governmental body, agency or official.

2.6          Interested Party Transactions. Except as disclosed in the FMS Financial Statements, FMS is not indebted to any officer or director of FMS (except for compensation and reimbursement of expenses incurred in the ordinary course of business), and no such person is indebted to FMS.

2.7          Compliance With Applicable Laws. The business of FMS has not been, and is not being, conducted in violation of any law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a material adverse effect on FMS. No investigation or review by any governmental entity with respect to FMS is pending nor to FMS’s knowledge has any governmental entity indicated an intention to conduct the same, except for investigations or reviews, which, individually or in the aggregate, would not have, nor be reasonably likely to have, a material adverse effect on FMS.

2.8          No Undisclosed Liabilities. Except as set forth in the FMS Financial Statements, there are no liabilities or debts of FMS of any kind whatsoever except for trade payables incurred in the ordinary course of business, whether accrued, contingent, absolute, determined, determinable or otherwise, and to FMS’s knowledge, there is no existing condition, situation or set of circumstances, which could reasonably be expected to result in such a liability or debt.

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2.9          Tax Returns And Payment. FMS has duly and timely filed all tax returns required to be filed by it and has duly and timely paid all taxes shown thereon to be due, except as reflected in the FMS Financial Statements and except for taxes being contested in good faith. Except as disclosed in the FMS Financial Statements, there is no material claim for taxes that is a Lien against the property of FMS other than liens for taxes not yet due and payable, none of which taxes is material. FMS has not received written notification of any audit of any tax return of FMS being conducted or pending by a tax authority where an adverse determination could have a material adverse effect on FMS, no extension or waiver of the statute of limitations on the assessment of any taxes has been granted by FMS which is currently in effect, and FMS is not a party to any agreement, contract or arrangement with any tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the FMS Financial Statements.

2.10        Title And Related Matters. FMS has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent balance sheet in the FMS Financial Statements or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business). FMS owns, free and clear of any liens, any and all of its assets.

2.11        Finders. Any liability to any broker, finder, or agent for fees or commissions in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of the FMS Shareholder and shall be paid and satisfied at or before Closing.

2.12        FMS’s Knowledge. Use of the qualifying term “knowledge” in any representations in this Section 2 shall mean actual knowledge with respect to which such representation is made, but does not include, except as specifically provided, constructive knowledge. Notwithstanding the foregoing, such term requires a reasonable examination of files, records, and materials to ascertain whether the same reveal any facts that are relevant to the representation in question.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EMR

Except as set forth in the schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, EMR hereby represents and warrants to FMS and the FMS Shareholder , as of the date of this Agreement and as of the Effective Time (except as otherwise indicated), as follows:

3.1          Organization, Standing and Power. EMR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. It has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the execution and delivery of each Closing Document to which EMR is a party, and the performance by EMR of its obligations thereunder, are within the powers of EMR, and have been authorized by all necessary action properly taken, have received all necessary governmental approvals, if any were required, and do not contravene or conflict with any current provision of any material law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the Articles of Incorporation, By-Laws and Shareholder Agreement of EMR or any agreement binding upon EMR. The EMR officer(s) executing this Agreement, the Note, and all other Closing Documents is/are duly authorized to act on behalf of EMR.

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3.2          Capitalization. There are Seventy Million (70,000,000) shares of EMR capital stock authorized, consisting entirely of common stock, par value ($.001) per share (the “EMR Shares”). As of the date of this Agreement, there were 4,631,752 issued and outstanding EMR Shares, excluding any shares issued to the FMS Shareholder at the Closing in connection with this Agreement. Except as set forth in Schedule 3.2, no EMR Shares have been reserved for issuance to any person, and there are no outstanding rights, warrants, options or agreements for the purchase of EMR Shares. The EMR Shares have been issued in compliance with all applicable laws.

3.3          Litigation. There is no action, suit, investigation, audit or proceeding pending against or threatened, against or affecting EMR or any of its material assets or properties before any court or arbitrator or any governmental body, agency or official.

3.4          Compliance With Applicable Laws. The business of EMR has not been, and is not being, conducted in violation of any applicable law, except for possible violations, which individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on EMR. No investigation or review by any governmental entity with respect to EMR is pending or threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews that, individually or in the aggregate, would not have, nor be reasonably likely to have, a material adverse effect on EMR.

3.5          Tax Returns and Payment. EMR has duly and timely filed all tax returns required to be filed by it and has duly and timely paid all taxes shown thereon to be due, except as reflected in the EMR Financial Statements and except for taxes being contested in good faith. Except as disclosed in the EMR Financial Statements, there is no material claim for taxes that is a lien against the property of EMR other than liens for taxes not yet due and payable, none of which taxes is material. EMR has not received written notification of any audit of any tax return of EMR being conducted or pending by a tax authority where an adverse determination could have a material adverse effect on EMR, no extension or waiver of the statute of limitations on the assessment of any taxes has been granted by EMR which is currently in effect, and EMR is not a party to any agreement, contract or arrangement with any tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the EMR Financial Statements.

3.6          No Undisclosed Liabilities - EMR. Except as set forth on Schedule 3.6 there are no liabilities or debts of EMR of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or debt.

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ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

4.1          Covenants of FMS. FMS covenants and agrees that, during the period from the date of this Agreement until the Closing Date, FMS shall conduct its business as presently operated and solely in the ordinary course, and, without the written consent of EMR:

a.            shall not amend its Certificate of Incorporation or Bylaws;

b.            shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business;

c.            shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

d.            shall not sell, transfer, or otherwise dispose of any material assets required for the operations of FMS’s business except in the ordinary course of business consistent with past practices;

e.            shall not create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, lien or other encumbrance on any of its material assets, except those in existence on the date hereof;

f.             shall not make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

g.            shall not declare or pay any dividends on or make any distribution of any kind with respect to the FMS Shares;

h.            shall notify EMR promptly in the event of any material loss or damage to any of FMS’s material assets;

i.             shall pay premiums in respect of all present insurance coverage of the types and in the amounts as are in effect as of the date of this Agreement;

j.             shall use reasonable efforts to preserve the present material employees, reputation and business organization of FMS its relationships with its significant clients and others having business dealings with it;

k.            shall not issue any additional shares of FMS capital stock or take any action affecting the capitalization of FMS or the FMS Shares; and

l.             shall not enter into any material contract or commitment other than in the ordinary course of business.

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4.2          Covenants of EMR. EMR covenants and agrees that, during the period from the date of this Agreement until the Closing Date, without the written consent of FMS, EMR:

a.            shall not amend its Certificate of Incorporation or Bylaws;

b.            shall not declare or pay any dividends on or make any distribution of any kind with respect to the shares of capital stock of EMR.

4.3          Announcements. Neither EMR nor FMS shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. Notwithstanding anything in this Section 4.3 to the contrary, the parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by applicable law.

ARTICLE V

CONDITIONS PRECEDENT

5.1          Conditions Precedent To The Parties’ Obligations. The obligations of the parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both EMR and FMS:

a.            Shareholder Approval. FMS shall have obtained the requisite approval by its shareholders of this Agreement and the transactions contemplated hereby.

b.            Absence of Certain Litigation. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this agreement or the consummation of the Purchase.

5.2          Conditions Precedent to the Obligations of EMR. The obligations of EMR on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by EMR:

a.            Representations and Warranties. EMR shall have received a certification signed by the Chief Executive Officer and the Chief Financial Officer of FMS attesting that the representations and warranties by FMS in Article II herein are true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

b.            Performance. FMS shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

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c.            Certificate of Good Standing. FMS shall have delivered to EMR a certificate as to the good standing of FMS certified by the Secretary of State of the State of Florida on or within five (5) business days prior to the Closing Date.

5.3          Conditions Precedent To The Obligations of the FMS Shareholder. The obligations of the FMS Shareholder on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by the FMS Shareholder:

a.            Representations And Warranties. The FMS Shareholder shall have received a certification signed by the Chief Executive Officer and the Chief Financial Officer of EMR attesting that the representations and warranties by EMR in Article III herein are true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

b.            Performance. EMR shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

c.            Certificate of Good Standing. EMR shall have delivered to FMS a certificate as to the good standing of certified by the Secretary of State of the State of Nevada on or within thirty (30) business days prior to the Closing Date.

ARTICLE VI

TERMINATION

6.1          Termination. This Agreement may be terminated and the Purchase may be abandoned at any time prior to the Effective Time by:

a.            The mutual written consent of the Boards of Directors of the parties;

b.            Either party if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Purchase and such order, decree, ruling or other action shall have become final and non-appealable;

c.            EMR, if FMS or the FMS Shareholder shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by EMR to the FMS Shareholder;

d.            FMS or the FMS Shareholder, if EMR shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by FMS or the FMS Shareholder to EMR.

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6.2          Effect of Termination. If this Agreement is terminated as provided in Section 6.1, written notice of such termination shall be given by the terminating party to the other party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of EMR, FMS or the FMS Shareholder, provided that nothing in this Agreement shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement and provided further that termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE VII
CONFIDENTIALITY

EMR, on the one hand, and the FMS Shareholder, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to this Agreement that are designated by such party as confidential (except for any information disclosed to the public pursuant to a press release authorized by the parties) and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, (v) the information is already publicly known or known to the receiving party when disclosed as demonstrated by written documentation in the possession of such party at such time, or (vi) in connection with any arbitration proceeding hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1          Applicable Law, Venue. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state. Any and all disputes arising under this Agreement shall be resolved in litigation venued in the federal and/or state courts located in the State of New Jersey.

8.2          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

a.            If sent by reputable overnight air courier (such as Federal Express), one business day after being sent;

b.            If sent by facsimile transmission, with a copy shipped on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

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c.            If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to FMS or to the FMS Shareholder, to:

Denis Salins, President

c/o First Medical Solutions Corporation

6524 NW 55th Street,

Coral Springs, Florida 33067

Email: denis.salins@gmail.com

with a copy to (which shall not constitute notice):

Marc I. Solomon, Esq.

Weiss Serota Helfman Cole & Bierman

200 E. Broward Blvd.

Suite 1900

Fort Lauderdale, Florida 33301

Facsimile: (954) 764-7770

If to EMR, to:

John X. Adiletta

EMR Technology Solutions, Inc.

90 Washington Valley Road

Bedminster, NJ 07921

Facsimile: (908) 953-0797

with a copy to (which shall not constitute notice):

William R. McClure, Esq.

Picinich & McClure

201 W. Passaic Street, Suite 204

Rochelle Park, NJ 07662

Facsimile: (201) 820-4594

Each Party may change its address by written notice in accordance with this Section.

8.3          Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

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IN WITNESS WHEREOF, the parties have made this Agreement as of the date set forth on the first page.

EMR TECHNOLOGY SOLUTIONS, INC.		FIRST MEDICAL SOLUTIONS CORPORATION

By:	/s/ John X. Adiletta	By:	/s/ Denis Salins
Name:	John X. Adiletta	Name:	Denis Salins
Title:	Chief Executive Officer	Title:	President

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